Exhibit 99.1

PRESS RELEASE

Contact: Ronnie R. Shambaugh
President and CEO
(618) 345-1121
FOR IMMEDIATE RELEASE

Best Hometown Bancorp, Inc. Announces $500,000 Stock Repurchase Program

Best Hometown Bancorp, Inc. (OTC:BTHT), holding company for Best Hometown Bank in Collinsville, Illinois, today announced that at its meeting on January 24, 2019, the Company’s Board of Directors authorized a stock repurchase program, under which the Company may repurchase up to $500,000 of its outstanding common stock.

According to Ronnie R. Shambaugh, Best Hometown Bancorp’s President and Chief Executive Officer, “the stock repurchase program that was announced today demonstrates our confidence in the strength of our business and commitment to delivering value for our shareholders.”

Under the stock repurchase program, the Company may purchase, from time to time, on the open market or otherwise, shares of common stock of the Company in such quantities, at such prices, in such manner and on such terms and conditions as the Company’s management team my deem appropriate, so long as (i) the aggregate value of shares of common stock repurchased shall not exceed $500,000.00 and (ii) no shares may be repurchased at a price in excess of $13.50.  Unless extended by the board, the repurchase program will terminate on the first anniversary of its adoption.

Due to applicable securities laws and the Company’s black-out policy, the Company’s repurchase of shares will not begin before the release of the Company’s financial statements for the calendar year ended December 31, 2018, which is expected to be mid to late February, 2019. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, capital requirements and other corporate considerations, as determined by the Company’s management team. The repurchase program may be suspended or discontinued at any time. The Company expects to finance the purchases with existing cash balances.